FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
May 8, 2009	Vito S. Pantilione, President and CEO
F. Steven Meddick, Executive Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES INCREASED

FIRST QUARTER EARNINGS

Washington Township, New Jersey- May 8, 2009- Parke Bancorp, Inc. (Nasdaq: “PKBK”), announced earnings for the first quarter of 2009 of $1.5 million, compared to $1.3 million for the same period in 2008 representing an increase of $230 thousand, or 17.7%. Net income available to common shareholders for the first quarter of 2009 of $1.4 million, represented an increase of $64 thousand, or 4.9% above the comparable quarter of 2008. Diluted earnings per share amounted to $0.34 for the first quarter of 2009 compared to $0.31 per share for the first quarter of 2008; an increase of 9.7%. The increase in earnings was driven by continued growth in earning assets, as well as an increase in the net interest margin from the first quarter of 2009 compared to the first quarter of 2008.

Total assets amounted to $637.6 million at March 31, 2009, increasing $35.6 million, or 5.9%, from $602.0 million at December 31, 2008. The increase was primarily associated with loan growth, but was also attributable to an increased level of cash and cash equivalents. Total loans at March 31, 2009 were $581.2 million, which increased by $33.5 million, or 6.1%, from $547.7 million at December 31, 2008. Commercial and residential real estate loan growth of $32.2 million accounted for the majority of the first quarter loan growth. Investment securities amounted to $33.5 million at March 31, 2009 as compared to $34.4 million at December 31, 2008.

At March 31, 2009 total deposits of $518.3 million increased $23.0 million, or 4.6%, from the December 31, 2008 level of $495.3 million. Non-interest bearing demand deposits decreased $2.8 million, savings deposits increased $27.3 million, retail time deposits increased $16.8 and brokered deposits decreased $21.0 million. Borrowings totaled $56.9 million at March 31, 2009 and decreased by $5.0 million from the level of $61.9 million at December 31, 2008 due in part to strong deposit growth during the quarter. At March 31, 2009, total capital, of $58.1 million, increased by $17.8 million, or 44.3%, from $40.3 million at December 31, 2008. As a well capitalized bank holding company, the Company applied for TARP Capital under the Emergency Economic Stabilization Act of 2008 (EESA). The Company was approved for the maximum capital funding available to it under the program in the fourth quarter of 2008. On January 30, 2009 the Company received $16.3 million in capital funding from the United States Department of the Treasury, which when combined with first quarter net income available to common shareholders accounted for the majority of the increase in total capital.

Net interest income of $5.2 million for the quarter ended March 31, 2009, increased by $1.2 million, or 31.6% from the comparable quarter of 2008. The increase was attributable to an increase in average interest-earning assets, primarily loans, as well as an increase in the net interest margin. The net interest margin of 3.52% for the first quarter of 2009 increased from 3.33% in the first quarter of 2008. The Federal Reserve’s targeted fed funds rate of 0 to 0.25% was at historic lows in the first quarter of 2009. That range compares to the average fed funds rate of 3.18% in the first quarter of 2008. The Company’s practice of setting floors on commercial and real estate loans has protected the net interest margin from decline.

Interest income of $9.8 million increased $885 thousand, or 10.0%, from the comparable quarter of 2008 due to an increase in average interest-earning assets of $121.7 million, or 25.6% which was offset by a decline in the yield on average interest-earning assets. The yield on average interest-earning assets declined by 88 basis points from 7.52% in the first quarter of 2008 to 6.64% in the first quarter of 2009.

Interest expense of $4.6 million for the quarter ended March 31, 2009, decreased $358 thousand, or 7.2%, below the comparable quarter of 2008. Average interest-bearing liabilities amounted to $564.6 million in the first quarter of 2009 and increased $136.7 million, or 31.9%, above the comparable quarter of 2008. The average rate paid on interest-bearing liabilities for the first quarter of 2009 was 3.30%, which was a reduction of 136 basis points from the average rate paid in the first quarter of 2008.

The provision for loan losses amounted to $770 thousand for the first quarter of 2009 as compared to $360 thousand for the first quarter of 2008. The increase of $410 thousand, or 114%, was driven by loan growth and the credit quality of the loan portfolio at March 31, 2009. Nonperforming loans at March 31, 2009 were $12.2 million as compared to $8.2 million at December 31, 2008. The increase of $4 million from December 31, 2008 to March 31, 2009 was primarily due to one builder with 5 projects.

Noninterest income for the first quarter of 2009 was $171 thousand, compared to $284 thousand in the first quarter of 2008. The decrease of $113 thousand or 39.8% was primarily due to an $87 thousand decrease in loan fees and a $159 thousand loss on the disposition of other real estate owned, which was partially offset by an increase of $144 thousand in other miscellaneous income, the majority of which was the reimbursement of prior period legal fees.

Noninterest expense of $2.1 million for the current quarter increased by $328 thousand or 19.0%, above the prior years’ comparable quarter of $1.7 million. The change was associated with increased staffing costs related to annual merit raises and higher cost fringe benefits of $138 thousand, increased legal expense of $68 thousand resulting in part from SEC and U.S. Treasury Department filings related to the EESA capital program and an increase in shares tax in the State of Pennsylvania of $71 thousand.

Vito S. Pantilione, President and CEO for Parke Bancorp, Inc. stated “There remain many challenges in the economy and the banking industry. Constantly changing banking and accounting regulations, combined with the reportedly worst residential real estate market in 30 years continued to hurt earnings in the banking industry. ParkeBank continued experiencing very strong loan and asset growth and our first quarter earnings increased 17.7% from the first quarter in 2008 and 75.1% from the fourth quarter in 2008. We are seeing positive signs that the real estate market may have hit bottom, with increased activity at many projects. However, we continue to support a very conservative loan loss reserve, which increased to 1.47%, in order to ensure that we are in position to address increased delinquencies in our loan portfolio. We are pleased that Parke Bancorp’s annualized Return on Equity in the first quarter of 13.30% continues to support our shareholder value.”

Parke Bancorp, Inc. was incorporated in January 2005 while ParkeBank commenced operations in January 1999. Parke Bancorp and ParkeBank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. ParkeBank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. In addition, ParkeBank operates a loan production office in Havertown, Pennsylvania. ParkeBank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. ParkeBank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

SELECTED FINANCIAL CONDITION DATA

	March 31, 2009	December 31, 2008	% Change
	(in thousands)	(in thousands)
Total assets	$637,629	$601,952	5.93%
Cash and cash equivalents	11,585	7,270	59.35%
Investment securities	33,509	34,412	-2.62%
Loans receivable, net	572,608	539,883	6.06%
Deposits	518,342	495,327	4.65%
Borrowings	56,909	61,943	-8.13%
Stockholders’ equity	58,139	40,301	44.26%

SELECTED FINANCIAL RATIOS

	1st Quarter	1st Quarter
	2009	2008
Return on average assets	0.85%	1.06%
Return on average equity	13.30%	13.83%
Interest rate spread	3.34%	2.86%
Net interest rate margin	3.52%	3.33%
Efficiency ratio	38.39%	40.90%

SELECTED OPERATIONS DATA

	1st Quarter	1st Quarter
$ in thousands	2009	2008

Interest and dividend income	$9,773	$8,888
Interest expense	4,599	4,957
Net interest income	5,174	3,931
Provision for loan losses	770	360
Net interest income after
provision for loan losses	4,404	3,571
Non-interest income	171	284
Non-interest expense	2,052	1,724
Income before income taxes	2,523	2,131
Provision for income taxes	994	832
Net income	1,529	1,299
Accumulated preferred stock dividends	166	0
Net income available to common shareholders	1,363	1,299

Basic income per share	0.34	0.35
Diluted income per share	0.34	0.31

Weighted shares – basic	4,023,820	3,699,969
Weighted shares – diluted	4,033,667	4,134,750

Note that basic and diluted shares shown above for both 2009 and 2008 and the resulting calculation of earnings per share reflect the 15% stock dividend effective April 18, 2008.

ASSET QUALITY DATA

	March 31,	December 31,
	2009	2008
	(in thousands)	(in thousands)
Allowance for loan losses	$8,543	$7,777
Percentage of allowance for
loan losses of total loans	1.47%	1.42%
Non-accrual loans	$12,236	$8,223
Repossessed assets	$153	$972